EXHIBIT (10.2(i)(a))
Clifford Chance LLP

EXECUTION VERSION

ECOLAB INC.

(incorporated under the laws of the State of Delaware)

ECOLAB NL 10 B.V.

(a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands)
ECOLAB NL 11 B.V.

(a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands)

NALCO OVERSEAS HOLDING B.V.

(a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands)

as Issuers

ECOLAB INC.

(incorporated under the laws of the State of Delaware)

(as Guarantor in respect of the notes issued by Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V.)

BARCLAYS BANK PLC

as Arranger

and

BARCLAYS BANK IRELAND PLC

BARCLAYS BANK PLC

CITIGROUP GLOBAL MARKETS LIMITED

Citigroup Global Markets Europe AG

as Dealers

AMENDED AND RESTATED DEALER AGREEMENT relating to a U.S.$2,000,000,000 EURO COMMERCIAL PAPER PROGRAMME

Contents
Clause	Page

1.Interpretation2

2.Issue6

3.Representations and Warranties8

4.Covenants and Agreements12

5.Conditions Precedent17

6.Termination and Appointment17

7.Notices18

8.Third Party Rights19

9.Law and Jurisdiction19

10.Counterparts20

11.Contractual Recognition of Bail-in Powers20

12.Resignation of Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V.21

Schedule 1 Condition Precedent Documents22

Schedule 2 Selling Restrictions24

Schedule 3 Programme Summary27

Schedule 4 Increase of Maximum Amount30

Schedule 5 Appointment of New Dealer32

Schedule 6 Form of Calculation Agency Agreement35

THIS AGREEMENT is made on 30 October 2023

BETWEEN

(1)	ECOLAB INC., a corporation organised and existing under the laws of the State of Delaware, having its registered office at 1209 Orange Street, City of Wilmington, Delaware, U.S.A., registered in the State of Delaware under number 0164814;
(2)	ECOLAB NL 10 B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands, having its registered office at Oude Rhijnhofweg 17, 2342BB Oegstgeest, The Netherlands and registered in The Netherlands under number 56036094;
(3)	ECOLAB NL 11 B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands, having its registered office at Oude Rhijnhofweg 17, 2342BB Oegstgeest, The Netherlands and registered in The Netherlands under number 56150547;
(4)	NALCO OVERSEAS HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands, having its registered office at Oude Rhijnhofweg 17, 2342BB Oegstgeest, The Netherlands and registered in The Netherlands under number 28084700,

(each of Ecolab Inc., Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V. is referred to herein as an "Issuer" and together, the "Issuers");

(5)	ECOLAB INC., a corporation organised and existing under the laws of the State of Delaware, having its registered office at 1209 Orange Street, City of Wilmington, Delaware, U.S.A., registered in the State of Delaware under number 0164814 (the "Guarantor", in respect of Notes issued by Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V.);
(6)	BARCLAYS BANK PLC (the "Arranger"); and
(7)	BARCLAYS BANK IRELAND PLC, BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS LIMITED and CITIGROUP GLOBAL MARKETS EUROPE AG as dealers for the Notes to be issued under the Programme (each a "Dealer" and together, the "Dealers").

WHEREAS

(A)	Ecolab Inc., as Issuer and Guarantor, with certain other issuers and dealers named therein entered into an amended and restated dealer agreement dated 9 June 2017 (the "Original Agreement") in relation to a euro-commercial paper programme.
(B)	The parties hereto wish to further amend and restate the terms of the Original Agreement as set out hereunder.

IT IS AGREED as follows:

1.	Interpretation
1.1	Definitions

In this Agreement:

"Agency Agreement" means the amended and restated note agency agreement, dated the date hereof, between the Issuers, the Guarantor and the Issue and Paying Agent, providing for the issue of and payment on the Notes, as such agreement may be amended or supplemented from time to time.

"Agreements" means this Agreement (as amended or supplemented from time to time), any agreement reached pursuant to Clause 2.1, the Deed of Covenant and the Agency Agreement.

"Bail-in Legislation" means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

"Bail-in Powers" means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

"BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"BRRD Counterparty" means each party to this Agreement and/or any agreement reached pursuant to Clause 2.1, as the case may be, other than the relevant BRRD Party, that is a counterparty to any BRRD Party.

"BRRD Liability" means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

"BRRD Party" means any party to this Agreement and/or any agreement reached pursuant to Clause 2.1 subject to the Bail-in Legislation.

"Classic Global Note" means a Note in global form which specifies on its face that it is not a New Global Note, representing an issue of commercial paper of a like maturity.

"Dealer(s)" means the institution or institutions specified as a Dealer in the Programme Summary (including the Arranger) together with any additional institution or institutions appointed pursuant to Clause 6.2 but excluding any institution or institutions whose appointment has been terminated pursuant to Clause 6.1.

"Deed of Covenant" means the deed of covenant, dated the date hereof, executed by the Issuers in respect of Global Notes issued pursuant to the Agency Agreement, as such deed may be amended or supplemented from time to time.

"Definitive Note" means a Note in definitive form.

"Disclosure Documents" means, at any particular date, (a) the Information Memorandum, including all documents incorporated by reference therein and (b) any other document delivered by the Issuers or the Guarantor to the Dealer(s) which the Issuers or the Guarantor have expressly authorised to be distributed to actual or potential purchasers of Notes.

"Dollar Equivalent" means, on any day:

(a)	in relation to any Dollar Note, the nominal amount of such Note; and
(b)	in relation to any Note denominated or to be denominated in any other currency, the amount in Dollars which would be required to purchase the nominal amount of such Note as expressed in such other currency at the spot rate of exchange for the purchase of such other currency with Dollars quoted by the Issue and Paying Agent at or about 11.00 a.m. (London time) on such day.

"Dollars" and "U.S.$" denote the lawful currency of the United States of America; and "Dollar Note" means a Note denominated in Dollars.

"EU Bail-in Legislation Schedule" means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at the LMA website under EU Bail-in Legislation Schedule.

"Euro", "euro", "EUR" and "€" denote the lawful currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended from time to time; and "Euro Note" means a Note denominated in Euro.

"FSMA" means the Financial Services and Markets Act 2000.

"Global Note" means a New Global Note or a Classic Global Note.

"Guarantee" means the deed of guarantee, dated the date hereof, executed by the Guarantor in respect of the obligations of Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V. under the Notes and the Deed of Covenant and, where the context so requires, the guarantee and indemnity contained in that deed.

"ICSDs" means Euroclear Bank SA/NV and Clearstream Banking S.A.

"Information Memorandum" means the most recent information memorandum, as the same may be amended or supplemented from time to time, containing information about the Issuers, the Guarantor and the Programme, prepared by or on behalf of the Issuers and the Guarantor for use by the Dealer(s) in connection with the transactions contemplated by this Agreement.

"Issue and Paying Agent" means Citibank, N.A., London Branch and any successor issue and paying agent appointed in accordance with the Agency Agreement.

"Japanese Yen" denotes the lawful currency of Japan.

"Loss" means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon).

"New Global Note" means a Note in global form which specifies on its face that it is a New Global Note, representing an issue of commercial paper of a like maturity.

"Note" means a commercial paper note of an Issuer purchased or to be purchased by a Dealer under this Agreement, in bearer global or definitive form, in such form as may be agreed from time to time between the relevant Issuer, the Guarantor, the relevant Dealer(s) and the Issue and Paying Agent and, unless the context otherwise requires, includes the commercial paper notes represented by the Global Notes.

"Party" means a party to this Agreement.

"Programme" means the Euro-commercial paper programme established by this Agreement.

"Programme Summary" means the summary of the particulars of the Programme as set out in Schedule 3, as such summary may be amended or superseded from time to time.

"Related Party" means, in respect of any person, any affiliate of that person or any officer, director, employee or agent of that person or any such affiliate or any person by whom any of them is controlled for the purposes of the Securities Act.

"relevant jurisdiction" means any one or more of The Netherlands, the United Kingdom, the United States and any jurisdiction from or through which any payment under or in respect of any Note or any Agreement or the Guarantee may be made.

"Relevant Resolution Authority" means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

"Sanctions" means any economic or financial sanctions or embargoes and/or restrictive measures administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. State Department, any other agency of the U.S. government, the United Nations, the European Union or the United Kingdom.

"Securities Act" means the United States Securities Act of 1933, as amended.

"STEP Label" has the meaning set out in the STEP Convention.

"STEP Convention" means the Market Convention on Short-Term European Paper (STEP) dated 19 May 2015 as the same may be amended from time to time or any substitute paper or convention relating to STEP issued by ACI – The Financial Markets Association and the European Money Markets Institute or by the STEP Secretariat (as such term is defined in the STEP Convention).

"Sterling" and "£" denote the lawful currency of the United Kingdom.

"Subsidiary" means, in respect of any person (the "first person") at any particular time, any other person (the "second person"):

(a)	Control: whose affairs and policies the first person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove a majority of the members of the governing body of the second person or otherwise; or
(b)	Consolidation: whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first person.

"Swiss Franc" denotes the lawful currency of Switzerland.

1.2	Programme Summary

Terms not expressly defined herein shall have the meanings set out in the Programme Summary.

1.3	Construction
1.3.1	In this Agreement, unless the contrary intention appears, a reference to:
(a)	a provision of a law is a reference to that provision as amended, extended, applied or re-enacted and includes any subordinate legislation;
(b)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;
(c)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or any other entity whether or not having separate legal personality, and references to any person shall include its successors in title, permitted assigns and permitted transferees;
(d)	assets includes present and future properties, revenues and rights of every description;
(e)	an authorisation includes any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
(f)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or authority; and
(g)	any document is a reference to that document as amended, novated, restated, superseded or supplemented.
1.3.2	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.4	Amendment and Restatement

The Original Agreement shall be amended and restated on the terms of this Agreement. Any Notes issued on or after the date of this Agreement shall be issued pursuant to this Agreement. Subject to such amendment and restatement, the Original Agreement shall continue in full force and effect.

2.	Issue
2.1	Basis of agreements to issue; uncommitted facility

Subject to the terms hereof, each Issuer may issue Notes to the Dealer(s) from time to time at such prices and upon such terms as the relevant Issuer and the relevant Dealer may agree, provided that each Issuer has, and shall have, no obligation to issue Notes to the Dealer(s), except as agreed, and each Dealer has, and shall have, no obligation to subscribe Notes from the Issuers, except as agreed.  Each Issuer acknowledges that the Dealer(s) may resell Notes subscribed by such Dealer(s). The tenor of each Note shall not be less than the Minimum Term nor greater than the Maximum Term specified in the Programme Summary, calculated from the date of issue of such Note to the maturity date thereof. Each issue of Notes having the same issue date, maturity date, currency of denomination, yield and redemption basis will be represented by a Global Note or by Definitive Notes having the aggregate nominal amount of such issue as may be agreed between the relevant Issuer and the relevant Dealer.

2.2	Procedures

If an Issuer and any Dealer shall agree on the terms of the subscription of any Note by such Dealer (including agreement with respect to the issue date, maturity date, currency, denomination, yield, redemption basis, aggregate nominal amount and purchase price), then:

2.2.1	Instruction to Issue and Paying Agent: the relevant Issuer shall instruct the Issue and Paying Agent to issue such Note and deliver it in accordance with the terms of the Agency Agreement;
2.2.2	Payment of purchase price: the relevant Dealer shall subscribe such Note on the date of issue:
(a)	Euro Note: in the case of a Euro Note, by transfer of funds settled through the real time gross settlement system (T2) operated by the Eurosystem, or any successor system; or
(b)	Other Notes: in all other cases, by transfer of freely transferable same day funds in the relevant currency to the relevant bank account of the Issue and Paying Agent for such currency as the Issue and Paying Agent shall have specified for this purpose, or, in each case, by such other form of transfer as may be agreed between the relevant Dealer and the relevant Issuer; and

2.2.3	Delivery Instructions: the relevant Dealer shall notify the Issue and Paying Agent and the relevant Issuer of the payment and delivery instructions applicable to such Note or Notes by telephone, fax or email, such notification to be received in sufficient time and in any event no later than 10.00 a.m. (London time) one Business Day prior to the proposed issue date (or such later time or date as may be agreed between the Issue and Paying Agent and the relevant Dealer) to enable the Issue and Paying Agent to deliver such Note or Notes as contemplated in the Agency Agreement (or, in the case of Definitive Notes, make the same available for collection) on its issue date.
2.3	Failure of agreed issuance

If for any reason (including, without limitation, the failure of the relevant trade) a Note agreed to be subscribed pursuant to Clause 2.1 is not to be issued, the relevant Issuer and the relevant Dealer shall immediately notify the Issue and Paying Agent thereof.

2.4	Issuance currencies

The parties acknowledge that Notes issued under the Programme may be denominated in Dollars, Euro, Japanese Yen, Sterling, Swiss Francs, or, subject as provided below, in any other currency. Any agreement reached pursuant to Clause 2.1 to sell and subscribe a Note denominated in a currency other than Dollars, Euro, Japanese Yen, Sterling and Swiss Francs shall be conditional upon:

2.4.1	Compliance: it being lawful and in compliance with all requirements of any relevant central bank and any other relevant fiscal, monetary, regulatory or other authority, for deposits to be made in such currency and for such Note to be issued, offered for sale, sold and delivered;
2.4.2	Convertibility: such other currency being freely transferable and freely convertible into Dollars; and
2.4.3	Amendments: any appropriate amendments which the relevant Dealer, the relevant Issuer, the Guarantor or the Issue and Paying Agent shall require having been made to this Agreement and/or the Agency Agreement.
2.5	Increase of Maximum Amount

The Issuers and the Guarantor may increase the Maximum Amount by giving at least ten days' notice by letter, substantially in the form set out in Schedule 4, to each of the Dealer(s) and the Issue and Paying Agent.  Such increase will not take effect until the Dealer(s) have received from the Issuers the documents listed in such letter or in Schedule 1 (if required by the Dealer(s)), in each case in form and substance acceptable to each Dealer.

2.6	Calculation Agent

If floating rate Notes are to be issued, the relevant Issuer will appoint either the relevant Dealer or the Issue and Paying Agent (subject to the consent of the relevant Dealer or the Issue and Paying Agent, as the case may be, thereto) or some other person (subject to the consent of the relevant Dealer and the Issue and Paying Agent to such person's appointment) to be the calculation agent in respect of such floating rate Notes and the following provisions shall apply:

2.6.1	Dealer: if a Dealer is to be the calculation agent, its appointment as such shall be on the terms of the form of agreement set out in Schedule 6, and each Dealer will be deemed to have entered into an agreement in such form for a particular calculation if it is named as calculation agent in the redemption calculation attached to or endorsed on the relevant Note;
2.6.2	Issue and Paying Agent: if the Issue and Paying Agent is to be the calculation agent, its appointment as such shall be on the terms set out in the Agency Agreement; and
2.6.3	Other Calculation Agent: if the person nominated by a Dealer or by the Issue and Paying Agent as calculation agent is not a Dealer, that person shall execute (if it has not already done so) an agreement substantially in the form of the agreement set out in Schedule 6 and the appointment of that person shall be on the terms of that agreement.
3.	Representations and Warranties
3.1	Representations and warranties

Each Issuer, in respect of itself, and the Guarantor, in respect of itself, Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V., represents and warrants to each Dealer at the date of this Agreement, each date upon which the Maximum Amount is increased, each date upon which an agreement is reached pursuant to Clause 2.1 and each date upon which Notes are, or are to be, issued that:

3.1.1	Authorisation; valid, binding and enforceable: each of:
(a)	the update of the Programme and the execution, delivery and performance by the Issuers of the Agreements and the Notes;
(b)	the execution, delivery and performance by the Guarantor of this Agreement, the Agency Agreement and the Guarantee;
(c)	the entering into and performance by the relevant Issuer of any agreement reached pursuant to Clause 2.1; and
(d)	the issue and sale of the Notes by the relevant Issuer under the Agreements,

has been duly authorised by all necessary action and the same constitute or, in the case of Notes, will, when issued in accordance with the Agency Agreement, constitute, valid and binding obligations of the relevant Issuer and/or the Guarantor (as the case may be) enforceable against each of them in accordance with their respective terms (subject, as to enforceability, to bankruptcy, insolvency, reorganisation and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity);

3.1.2	Status: the obligations of each Issuer under each of the Agreements and the Notes and the obligations of the Guarantor under this Agreement, the Agency Agreement and the Guarantee will rank (other than in the case of obligations preferred by mandatory provisions of law) at least pari passu with all other present and future unsecured and unsubordinated indebtedness of each Issuer and the Guarantor (as the case may be);
3.1.3	Incorporation, capacity: each Issuer and the Guarantor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and:
(a)	the update of the Programme, the execution, delivery and performance by each Issuer of the Agreements and the Notes;
(b)	the execution, delivery and performance by the Guarantor of this Agreement, the Agency Agreement and the Guarantee;
(c)	the entering into and performance by the relevant Issuer of any agreement reached pursuant to Clause 2.1; and
(d)	the issue and sale of the Notes by the relevant Issuer under the Agreements,

will not infringe any of the provisions of the relevant Issuer's or the Guarantor's constituting documents and will not contravene any law, regulation, order or judgment to which the relevant Issuer or the Guarantor or any of its assets is subject nor result in the breach of any term of, or cause a default under, any instrument to which the relevant Issuer or the Guarantor is a party or by which it or any of its assets may be bound except for such breaches or defaults as could not reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby;

3.1.4	Approvals: all consents, authorisations, licences or approvals of and registrations and filings with any governmental or regulatory authority required in connection with the issue by each Issuer of Notes under the Agreements and the performance of each Issuer's obligations under the Agreements and the Notes, the issue by the Guarantor of the Guarantee and the performance by the Guarantor of its obligations under this Agreement, the Agency Agreement and the Guarantee have been obtained and are in full force and effect, and copies thereof have been supplied to the Dealer(s) except for such consents, authorisations, licences, approvals, registrations and filings as could not reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby;
3.1.5	Disclosure: in the context of this Agreement and the transactions contemplated hereby, the information contained or incorporated by reference in the Disclosure Documents is true and accurate in all material respects and is not misleading in any material respect and there are no other facts in relation to the Issuers or the Guarantor or any Notes the omission of which makes, in the context of the issue of Notes, the Disclosure Documents as a whole or any such information contained or incorporated by reference therein misleading in any material respect;
3.1.6	Financial Statements: the audited consolidated financial statements and any interim financial statements (audited or unaudited) published subsequently thereto and any other financial statements of Ecolab Inc. (in its capacity as

Issuer and Guarantor) on Form 8-K published subsequently thereto, and in each case filed with the SEC incorporated by reference in the Information Memorandum, present fairly and accurately the consolidated financial position of each Issuer, the Guarantor and their respective Subsidiaries as of the respective dates of such statements and the consolidated results of operations of the Issuers, the Guarantor and their respective Subsidiaries for the periods they cover or to which they relate and such financial statements have been prepared in accordance with the relevant laws of the United States, and with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (unless and to the extent otherwise stated therein);
3.1.7	No material adverse change, No litigation: since the date of the most recent audited consolidated financial statements of the Guarantor supplied to the Dealer(s) and, in relation to any date on which this warranty falls to be made after the date hereof, save as otherwise disclosed by any Disclosure Document subsequently delivered by the Guarantor to the Dealer(s):
(a)	there has been no adverse change in the business, financial or other condition of the Issuers or the Guarantor or their respective Subsidiaries, holding companies or affiliates; and
(b)	there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Issuers or the Guarantor, threatened against or affecting the Issuers or the Guarantor or their respective Subsidiaries, holding companies or affiliates, which in any case could reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby;

3.1.8	No default: none of the Issuers nor the Guarantor is in default in respect of payment of (i) any indebtedness under any Notes and (ii) any indebtedness for any other borrowed money or any other obligation having a similar commercial effect, in an aggregate amount greater than U.S.$150,000,000;
3.1.9	No ratings downgrade: there has been no downgrading, nor any notice to the Issuers or the Guarantor of any intended downgrading, in the rating accorded to the Issuers' or the Guarantor's short-term or long-term debt by Standard & Poor's Financial Services, LLC, Moody's Investors Service, Inc. or Fitch Ratings, Inc.;
3.1.10	Taxation: subject to compliance with the terms of the Agreements, neither the Issuers nor the Guarantor are required by any law or regulation nor any relevant taxing authority in the United States or The Netherlands in force at the date of this Agreement to make any deduction or withholding from any payment due under the Notes, the Agency Agreement, the Deed of Covenant or the Guarantee for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind;
3.1.11	Maximum Amount not exceeded: the outstanding principal amount of all Notes on the date of issue of any Note does not and will not exceed the Maximum Amount set out in the Programme Summary (as increased from time to time pursuant to Clause 2.5) and for this purpose the nominal amount of any Note denominated in any currency other than Dollars shall be taken as the Dollar Equivalent of such nominal amount as at the date of the agreement for the issue of such Note;
3.1.12	Investment Company: each Issuer and the Guarantor is not an investment company as defined in the United States Investment Company Act of 1940;
3.1.13	STEP Label: the Issuer meets the criteria and requirements that are necessary in order to be eligible to apply for the STEP Label;
3.1.14	Anti-Bribery: none of the Issuers, the Guarantor nor any of their respective Subsidiaries, nor, to the knowledge of the Issuers or the Guarantor, any director, officer, agent, employee or other person associated with or acting on behalf of the Issuers, the Guarantor or any of their respective Subsidiaries, has taken any action that would result in a material violation of any provision of any applicable anti-bribery or anti-corruption law, rule or regulation enacted in any jurisdiction;
3.1.15	Sanctions: none of the Issuers, the Guarantor nor any of their respective Subsidiaries nor, to the knowledge of each Issuer or the Guarantor, any director, officer, agent, employee or affiliate of the Issuers, the Guarantor or any of their respective Subsidiaries is currently the subject of any Sanctions or conducting business with any person, entity or country which is the subject of any Sanctions, except and only as permitted by applicable law; and
3.1.16	Money laundering laws: the operations of each Issuer, the Guarantor and their respective Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the jurisdiction of the relevant Issuer or, as the case may be, the Guarantor and of all jurisdictions in which the Issuer, the Guarantor and their respective Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.
3.2	Notice of inaccuracy

If, prior to the time a Note is issued and delivered to or for the account of the relevant Dealer, an event occurs which would render any of the representations and warranties set out in Clause 3.1 immediately, or with the lapse of time, untrue or incorrect in any material respect, the relevant Issuer and the Guarantor (where applicable) will inform the relevant Dealer in writing as soon as practicable of the occurrence of such event.  In either case, the relevant Dealer shall inform the relevant Issuer in writing without any undue delay whether it wishes to continue or discontinue the issuance and delivery of the respective Notes.

3.3	Notice of STEP Label withdrawal

If at any time and for any reason the STEP Label granted to the Issuer is withdrawn, the Issuer shall promptly inform the Dealers upon becoming aware of such withdrawal.

4.	Covenants and Agreements
4.1	Issuer and Guarantor

Each of the Issuers and the Guarantor jointly and severally covenants and agrees that:

4.1.1	Delivery of published information: whenever the Guarantor shall publish or make available to its shareholders or to the public (by filing with any regulatory authority, securities exchange or otherwise) any information which could reasonably be expected to be material in the context of this Agreement and the transactions contemplated hereby, the Guarantor shall notify the Dealer(s) as to the nature of such information, shall make a reasonable number of copies of such information available to the Dealer(s) upon request to permit distribution to investors and prospective investors and shall take such action as may be necessary to ensure that the representation and warranty contained in sub-clause 3.1.5 is true and accurate in all material respects on the dates contemplated by such sub-clause. Notwithstanding the foregoing, the Guarantor will satisfy its obligations to notify the Dealer(s) under this sub-clause 4.1.1 by maintaining an e-mail alert system affording the Dealer(s) the opportunity to register via the Guarantor's web site to receive notification of the Guarantor's news releases and filings with the SEC, and the Dealers agree to so register. The Guarantor will notify the Dealer(s) if the e-mail alert system is discontinued and, in such event, notices pursuant to this sub-clause 4.1.1 will be delivered in accordance with Clause 7.1 of this Agreement. Certain SEC Filings are available via electronic means including the Internet (http://www.sec.gov/cgi-bin/srch-edgar) and Bloomberg Business News.
4.1.2	Indemnity: each of the Issuers and the Guarantor jointly and severally undertakes to the Dealers that if the Dealer or any of the Dealer's Related Parties incurs any Loss arising out of:
(a)	the relevant Issuer's failure (other than, in the reasonable opinion of the Issuer, for technical reasons) to make due payment under the Notes; or
(b)	the Guarantor's failure to make due payment under the Guarantee; or
(c)	Notes not being issued for any reason (other than as a result of the failure of any Dealer to pay) after an agreement for the sale of such Notes has been made; or
(d)	any breach or alleged breach of the representations, warranties, covenants or agreements made by the relevant Issuer or the Guarantor in this Agreement, or
(e)	any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Documents or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect unless, in the case of an alleged untrue statement or omission, the allegation is being made by any of the Dealer's Related Parties, the Issuers or, as the case may be, the Guarantor shall pay to the Dealer on demand an amount equal to such Loss. The Dealer shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause.

(f)	In case any allegation as described in sub‑paragraphs (4.1.2)(d) or (4.1.2)(e) above is made or any action is brought against any Dealer or any of the Dealer's Related Parties in respect of which recovery may be sought from the Issuer and/or the Guarantor, as the case may be, under this Clause 4.1, the relevant Dealer shall promptly notify the Issuer and/or the Guarantor, as the case may be, in writing but failure to do so will not relieve the Issuer or the Guarantor from any liability under this Agreement. If any such allegation is made, the parties agree to consult in good faith with respect to the nature of the allegation. Subject to paragraph (g) below, the Issuer or, as the case may be, the Guarantor may participate at its own expense in the defence of any action.
(g)	If it so elects within a reasonable time after receipt of the notice referred to in paragraph (f) above, the Issuer or, as the case may be, the Guarantor may, subject as provided below, assume the defence of the action with legal advisers chosen by it and approved by the relevant Dealer (such approval not to be unreasonably withheld or delayed). Notwithstanding any such election a Dealer or any of the Dealer's Related Parties may employ separate legal advisers reasonably acceptable to the Issuer and the Guarantor, and the Issuer or the Guarantor shall not be entitled to assume such defence and shall bear the reasonable fees and expenses of such separate legal advisers if:
(i)	the use of the legal advisers chosen by the Issuer or the Guarantor to represent the Dealer or any of the Dealer's Related Parties would present such legal advisers with a conflict of interest;
(ii)	the actual or potential defendants in, or targets of, any such action include both the Dealer or any of the Dealer's Related Parties and the Issuer or the Guarantor and the Dealer concludes that there may be legal defences available to it and/or other Relevant Parties which are different from or additional to those available to the Issuer or the Guarantor; or
(iii)	the Issuer or the Guarantor has not employed legal advisers reasonably satisfactory to the Dealer to represent the Dealer or any of the Dealer's Related Parties within a reasonable time after notice of the institution of such action.
(h)	If the Issuer or, as the case may be, the Guarantor assumes the defence of the action, the Issuer or, as the case may be, the Guarantor shall not be liable for any fees and expenses of legal advisers of the Dealer or any of the Dealer's Related Parties incurred thereafter in connection with the action, except as stated in paragraph (g) above.

(i)	Neither the Issuer nor the Guarantor shall be liable in respect of any settlement of any action effected without its written consent, such consent not to be unreasonably withheld or delayed. Neither the Issuer nor the Guarantor shall, without the prior written consent of the Dealer (such consent not to be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought (whether or not the Dealer or any of the Dealer's Related Parties is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Dealer and any of the Dealer's Related Parties from all liability arising out of such claim or action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of a Dealer or any of the Dealer's Related Parties.
4.1.3	Expenses, stamp duties, amendments: each of the Issuers and the Guarantor will:
(a)	Arranger's expenses: pay, or reimburse the Arranger for, all reasonable out-of-pocket costs and expenses (including (i) an amount equal to any United Kingdom value added tax but only to the extent the Arranger, or any other member of the group to which the Arranger belongs for value added tax purposes, reasonably determines that it is not entitled to recover (whether by credit or repayment) such value added tax and (ii) fees and disbursements of counsel to such Arranger) incurred by the Arranger in connection with the preparation, negotiation, printing, execution and delivery of this Agreement and all documents contemplated by this Agreement;
(b)	Dealers' expenses: pay, or reimburse each Dealer for, all reasonable out-of-pocket costs and expenses (including (i) an amount equal to any United Kingdom value added tax but only to the extent the relevant Dealer, or any other member of the group to which that Dealer belongs for value added tax purposes, reasonably determines that it is not entitled to recover (whether by credit or repayment) such value added tax and (ii) fees and disbursements of counsel to such Dealer) incurred by such Dealer in connection with the enforcement or protection of its rights under this Agreement;
(c)	Stamp duties: pay all stamp, registration and other similar taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the creation and issue of the Notes and the execution, delivery and performance of the Agreements and the Guarantee, and the Issuers shall jointly and severally indemnify each Dealer against any claim, demand, action, liability, damages, cost, loss or expense (including (i) an amount equal to any United Kingdom value added tax but only to the extent the relevant Dealer, or any other member of the group to which that Dealer belongs for value added tax purposes, reasonably determines that it is not entitled to recover (whether by credit or repayment) such value added tax and (ii) fees and disbursements of counsel to such Dealer)

which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same;
(d)	Amendments: notify each Dealer of any change in the identity of or the offices of the Issue and Paying Agent and any material change or amendment to or termination of the Agency Agreement or the Deed of Covenant or the Guarantee not later than five days prior to the making of any such change or amendment or such termination; and it will not permit to become effective any such change, amendment or termination which could reasonably be expected to affect adversely the interests of any Dealer or the holder of any Notes then outstanding;
4.1.4	No deposit-taking: the relevant Issuer will issue the Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of section 19 of the FSMA):
(a)	Selling restrictions: each relevant Dealer represents, warrants and agrees in the terms set out in Clause 3.1 of Schedule 2; and
(b)	Redemption value: the redemption value of each Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than Sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount); and
4.1.5	Sanctions: the Issuers and the Guarantor will each ensure that proceeds raised in connection with the issue of any Notes will not directly or indirectly be lent, contributed or otherwise made available to any person or entity (whether or not related to any Issuer or the Guarantor) for the purpose of financing the activities of any person or entity or for the benefit of any country currently the subject of any Sanctions, except and only as permitted by applicable law.
4.2	Compliance

The Issuers and the Guarantor shall take such steps (in conjunction with the Dealer(s), where appropriate) to ensure that any laws and regulations or requirements of any governmental agency, authority or institution which may from time to time be applicable to any Note shall be fully observed and complied with and in particular (but without limitation):

4.2.1	Regulation S: that neither the Issuers, the Guarantor, nor any of their affiliates nor any person acting on their or their affiliates behalf have engaged or will engage in any directed selling efforts with respect to the Notes, and they and their affiliates have complied and will comply with the offering restrictions requirement of Regulation S. Terms used in this sub-clause have the meanings given to them by Regulation S under the Securities Act.
4.3	Selling restrictions
4.3.1	Each Dealer represents, covenants and agrees that it has complied with and will comply with the selling restrictions set out in Schedule 2 (Selling Restrictions),

and that the representations contained therein are true and correct. Subject to compliance with those restrictions, each Dealer is hereby authorised by each of the Issuers and the Guarantor to circulate the Disclosure Documents to purchasers or potential purchasers of the Notes.
4.3.2	For these purposes, Schedule 2 (Selling Restrictions) shall be deemed to be modified to the extent (if at all) that any of the provisions set out in Schedule 2 (Selling Restrictions) relating to any specific jurisdiction shall, as a result of change(s) in, or change(s) in official interpretation of, applicable laws and regulations after the date hereof, no longer be applicable.
4.4	Dealers' obligations several

The obligations of each Dealer contained in this Agreement are several.

4.5	Status of Arranger and the Dealers
4.5.1	Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Information Memorandum, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any issue of Notes thereunder.
4.5.2	Each of the Issuers, the Guarantor and the Dealers agree that solely by virtue of appointment as Arranger or Dealer, as applicable, on this Programme, neither the Arranger nor the Dealers nor any of their respective affiliates will be a manufacturer for the purpose of EU Delegated Directive 2017/593 or the FCA Handbook Product Intervention and Product Governance Sourcebook, as applicable.
4.6	Issuers' compliance

The Guarantor shall procure that the Issuers shall comply with and discharge their respective obligations under each of the Agreements and the Notes.

4.7	STEP Label

The Issuers, failing which the Guarantor, will take all reasonable steps as may be necessary to apply for and maintain the STEP Label, including, for the avoidance of doubt:

4.7.1	submitting such application form and declaration of adherence to the STEP Market Convention as may be required from time to time by the STEP Convention;
4.7.2	authorising the eligible data provider (as defined in the STEP Convention) and the STEP Secretariat to receive, process and transmit to the to the European

Central Bank ("ECB") all data required from time to time under the STEP Convention;
4.7.3	ensuring that the eligible data provider (as defined in the STEP Convention) receives all such necessary information to be communicated to the ECB regarding the trades transacted under the Programme; and
4.7.4	ensuring that the Information Memorandum contains all such information as may be required from time to time by the STEP Convention and updating the Information Memorandum at least every 3 years or at such other times as may be specified by the STEP Convention and re-submitting it to the STEP Secretariat.
5.	Conditions Precedent
5.1	Conditions precedent to first issue

The relevant Issuer and the Guarantor agrees to deliver to each Dealer, prior to the first issue of Notes to that Dealer, each of the documents set out in Schedule 1 in form, substance and number reasonably requested by the relevant Dealer.

5.2	Conditions precedent to each issue

In relation to each issue of Notes, it shall be a condition precedent to the purchase thereof by any Dealer that (a) the representations and warranties in Clause 3.1 shall be true and correct in all material respects on each date upon which an agreement is reached pursuant to Clause 2.1 and on the date on which such Notes are issued and that (b) there is no other material breach of any of the obligations of the relevant Issuer or the Guarantor or either of them under any of the Agreements, the Notes or the Guarantee and that (c) the Dealer having received (in a form satisfactory to the Dealer) a duly executed or a conformed copy of the agreement between the relevant Issuer and the ICSDs with respect to the settlement in the ICSDs of New Global Notes.

6.	Termination and Appointment
6.1	Termination

The Issuers may terminate the appointment of any Dealer, and any Dealer may resign, on not less than ten days' written notice to the relevant Dealer or the Issuers, as the case may be. The Issuers shall promptly inform the other Dealer(s), the Guarantor and the Issue and Paying Agent of any such termination or resignation. The rights and obligations of each Party shall not terminate in respect of any rights or obligations accrued or incurred before the date on which such termination takes effect and the provisions of sub-clause 4.1.2 and 4.1.3 shall survive termination of this Agreement and delivery against payment for any of the Notes.

6.2	Additional Dealers
6.2.1	New Dealer: Nothing in this Agreement shall prevent the Issuers from appointing one or more additional Dealers in respect of the Programme upon the terms of this Agreement provided that any additional Dealer shall have first confirmed acceptance of its appointment upon such terms in writing to the

Issuers in substantially the form of the letter set out in Schedule 5, whereupon it shall become a Party hereto vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer hereunder. The Issuers and the Guarantor shall promptly inform the existing Dealers appointed generally in respect of the Programme and the Issue and Paying Agent of any change in the identity of other Dealers appointed generally in respect of the Programme.
6.2.2	Dealer for a day: The Issuers may nominate any institution as a new Dealer hereunder only in relation to a particular issuance of Notes, in which event, upon the confirmation by such institution of acceptance of its appointment upon such terms in writing to the Issuers in substantially the form of the letter set out in Schedule 5, such institution shall become a Party hereto with all the authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided that:
(a)	such authority, rights, powers, duties and obligations shall extend to the relevant Notes(s) only; and
(b)	following the issue of the relevant Note(s), the relevant new Dealer shall have no further authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the relevant Note(s).
6.2.3	The Issuers and the Guarantor hereby agree to supply to such additional Dealer, upon such appointment, copies of the conditions precedent as set out in Schedule 1 (Condition Precedent Documents) to the Dealer Agreement as it requests together with copies of any updates or supplements thereto as have been delivered to the existing Dealers, and reliance letters in respect of such legal opinions as are specified in paragraph 6 of Schedule 1, if requested.
7.	Notices
7.1	Addressee for notices

All notices and other communications hereunder shall, save as otherwise provided in this Agreement, be made in writing and in English (by letter, fax or email) and shall be sent to the intended recipient at the address, fax number or email address and marked for the attention of the person (if any) from time to time designated by that Party to the other parties hereto for such purpose.  The initial address, fax number and email address so designated by each Party are set out in the Programme Summary.

7.2	Effectiveness

Any communication from any Party to any other under this Agreement shall be effective upon receipt by the addressee, provided that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee. Any communication delivered to any Party under this Agreement which is to be sent by electronic communication will be written legal evidence.

7.3	Transfers to affiliates

If, at any time, a Dealer transfers all or substantially all of its euro commercial paper business to any of its affiliates then, on the date that transfer becomes effective, the relevant affiliate shall become the successor to that Dealer under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement. Upon that transfer becoming effective, all references in this Agreement to the relevant Dealer shall be deemed to be references to the relevant affiliate. The relevant Dealer shall, promptly following that effective date, give notice of the transfer to the Issuers with a copy to the Issue and Paying Agent.

8.	Third Party Rights

A person who is not a Party hereto has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.	Law and Jurisdiction
9.1	Governing law

This Agreement, any agreement reached pursuant to Clause 2.1 and any non-contractual obligations arising out of or in connection with them are governed by English law.

9.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) or the consequences of its nullity.

9.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

9.4	Rights of the Dealers to take proceedings outside England

Clause 9.2 (English courts) is for the benefit of the Dealers only. As a result, nothing in this Clause 9 (Law and jurisdiction) prevents the Dealers from taking proceedings relating to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law, the Dealers may take concurrent Proceedings in any number of jurisdictions.

9.5	Process agent

Each Issuer and the Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to Ecolab Limited at P.O. Box 11, Winnington Avenue, Northwich, Cheshire, United Kingdom CW8 4DX or, if different, its registered office for the time being or at any address of the relevant Issuer or the Guarantor in Great Britain at which process may be served on it in accordance with The Companies Act

2006.  If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuers and the Guarantor, the Issuers and the Guarantor shall, on the written demand of any Dealer addressed and delivered to the Issuers and the Guarantor appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Dealer shall be entitled to appoint such a person by written notice addressed to the Issuers and the Guarantor and delivered to the Issuers and the Guarantor.  Nothing in this paragraph shall affect the right of any Dealer to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

9.6	Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V.

If Ecolab NL 10 B.V., Ecolab NL 11 B.V. or Nalco Overseas Holding B.V. are represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws of The Netherlands, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney's or attorneys' authority and the effects of the exercise thereof.

10.	Counterparts

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

11.	Contractual Recognition of Bail-in Powers

Notwithstanding and to the exclusion of any other term of this Agreement, any agreement reached pursuant to Clause 2.1 or any other agreements, arrangements, or understanding between each BRRD Party and each BRRD Counterparty, each BRRD Counterparty acknowledges and accepts that a BRRD Liability arising under this Agreement and/or any agreement reached pursuant to Clause 2.1 may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)	the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each BRRD Party to each BRRD Counterparty under this Agreement and/or any agreement reached pursuant to Clause 2.1, that (without limitation) may include and result in any of the following, or some combination thereof:
(i)	the reduction of all, or a portion, of such BRRD Liability or outstanding amounts due thereon;
(ii)	the conversion of all, or a portion, of such BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on the BRRD Counterparty of such shares, securities or obligations;
(iii)	the cancellation of such BRRD Liability; and

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and
(b)	the variation of the terms of this Agreement and/or any agreement reached pursuant to Clause 2.1, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.
12.	Resignation of Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V.

Subject to the relevant Issuer having no Notes outstanding, any of Ecolab NL 10 B.V., Ecolab NL 11 B.V. or Nalco Overseas Holding B.V. (or all of them) may provide written notice to the Issue and Paying Agent, the Arranger and the Dealers that it is no longer to be an issuer under the Programme, in which event such Issuer (the "Resigning Issuer") shall no longer be a Party to this Agreement and this Agreement shall continue as between the remaining Parties to this Agreement.  Thereafter, the Resigning Issuer shall no longer be permitted to issue Notes under the Programme.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Schedule 1
Condition Precedent Documents
1.	Certified copies of the Issuers' and the Guarantor's constituting documents, together with English translations, where required.
2.	Certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuers and the Guarantor in connection with the Programme, together with English translations, where required.
3.	Certified copies of any governmental or other consents and any filings required in connection with the Programme, together with English translations, where required.
4.	Duly executed copies of:
(a)	the Dealer Agreement;
(b)	the Agency Agreement;
(c)	the Deed of Covenant; and
(d)	the Guarantee.
5.	Copies of:
(a)	the confirmation of acceptance of appointment from the agent for service of process; and
(b)	confirmation that the Deed of Covenant and the Deed of Guarantee have been delivered to the Issue and Paying Agent.
6.	Legal opinions from:
(a)	the Associate General Counsel – Corporate, Tax & Treasury and Assistant Secretary of Ecolab Inc. as to its due incorporation and the due authorisation and execution of the Agreements in its capacities as both Issuer and Guarantor;
(b)	Clifford Chance LLP as to the laws of The Netherlands in respect of Ecolab NL 10 B.V., Ecolab NL 11 B.V. and Nalco Overseas Holding B.V.; and
(c)	Clifford Chance LLP as to the laws of England.
7.	The Information Memorandum.
8.	A list of the names, titles and specimen signatures of the persons authorised:
(a)	to sign on behalf of the Issuers and the Guarantor this Agreement, the Deed of Covenant, the Agency Agreement, the Notes and the Guarantee (as applicable);
(b)	to sign on behalf of the Issuers and the Guarantor all notices and other documents to be delivered in connection therewith; and

(c)	to take any other action on behalf of the Issuers and the Guarantor in relation to the Programme.
9.	Confirmation from the Issuers or the Issue and Paying Agent that the relevant forms of Global Note have been prepared and the same delivered to the Issue and Paying Agent.
10.	Confirmation that the Programme was granted the STEP Label.
11.	A duly executed copy of the authorisation from the Issuer to each ICSD, to effectuate any New Global Notes issued under the Programme and delivered by, or on behalf of, the Issuer to that ICSD.

Schedule 2
Selling Restrictions
1.	General

By its purchase and acceptance of Notes issued under this Agreement, each Dealer represents, warrants and agrees that it will observe all applicable laws and regulations in any jurisdiction in which it may offer, sell or deliver Notes; and that it will not directly or indirectly offer, sell, resell, re-offer or deliver Notes or distribute any Disclosure Document, circular, advertisement or other offering material in any country or jurisdiction except under circumstances that will result in compliance with all applicable laws and regulations.

2.	The United States of America

The Notes and the Guarantee have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S. Each Dealer represents and agrees that it has not offered, sold or delivered, and will not offer, sell or deliver, any Notes and the Guarantee constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S.

Each Dealer represents and agrees that it has offered, sold or delivered the Notes, and will offer, sell or deliver the Notes and the Guarantee (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date (the "distribution compliance period"), only in accordance with Rule 903 of Regulation S.

Each Dealer also agrees that, at or prior to confirmation of sale of Notes and the Guarantee, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes and the Guarantee from it during the distribution compliance period a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and may not be offered, sold or delivered within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

Each Dealer represents and agrees that neither it, nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes and the Guarantee, and that it and they have complied and will comply with the offering restrictions requirement of Regulation S.

Terms used above have the meanings given to them by Regulation S.

3.	The United Kingdom
3.1	In relation to each issue of Notes, the Dealer purchasing such Notes represents, warrants and undertakes to the relevant Issuer and the Guarantor (where appropriate) that:
3.1.1	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and
3.1.2

it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the "FSMA") by the relevant Issuer or the Guarantor;

3.2	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the relevant Issuer or the Guarantor; and
3.3	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.
4.	Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the "FIEA"). Accordingly, each Dealer represents and agrees that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

5.	Singapore

Each Dealer acknowledges that the Information Memorandum has not been registered as a prospectus with the Monetary Authority of Singapore (the "MAS"). Accordingly, each Dealer represents and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the "SFA"), pursuant to Section 274 of the SFA), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

6.	The Netherlands

Zero coupon Notes in definitive form and other Notes in definitive bearer form on which interest does not become due and payable during their term but only at maturity or on which no interest is due whatsoever (savings certificates or spaarbewijzen as defined in the Dutch Savings Certificates Act or Wet inzake spaarbewijzen, the "SCA") may only be transferred and accepted, directly or indirectly, within, from or into The Netherlands through the mediation of either the relevant Issuer or a member of Euronext Amsterdam N.V. with due observance of the provisions of the SCA and its implementing regulations (which include registration requirements). No such mediation is required, however, in respect of (i) the initial issue of such Notes to the first holders thereof, (ii) the transfer and acceptance by individuals who do not act in the conduct of a profession or business, and (iii) the issue and trading of such Notes if they are physically issued outside The Netherlands and are not distributed in The Netherlands in the course of primary trading or immediately thereafter.  In the event that the SCA applies, certain identification requirements in relation to the issue and transfer of, and payments on, zero coupon Notes have to be complied with.

Schedule 3
Programme Summary
Issuer/Guarantor
Ecolab Inc.
Address:	1 Ecolab Place St. Paul MN 55102 U.S.A.
Telephone:	+ 1 800 232 6522
Fax:	+ 1 651 250 2573
Contact:	General Counsel
Issuer		Issuer
Ecolab NL 10 B.V.		Ecolab NL 11 B.V.
Address:	Oude Rhijnhofweg 17 2342BB Oegstgeest The Netherlands	Address:	Oude Rhijnhofweg 17 2342BB Oegstgeest The Netherlands
Telephone:	+31 30 6082222	Telephone:	+31 30 6082222
Fax:	+31 30 6082228	Fax:	+31 30 6082228
Contact:	Director	Contact:	Director
	(cc. Ecolab Inc. as specified above)		(cc. Ecolab Inc. as specified above)
Issuer
Nalco Overseas Holding B.V.
Address:	Oude Rhijnhofweg 17 2342BB Oegstgeest The Netherlands
Telephone:	+31 30 6082222
Fax:	+31 30 6082228
Contact:	Director
(cc. Ecolab Inc. as specified above)
Dealer and Arranger
Barclays Bank PLC
Address:	1 Churchill Place
London E14 5HP
Telephone:	+ 44 20 7773 5757
Email:	ecpdesk@barclays.com
Contact:	ECP Trading Desk

The other Dealers
Barclays Bank Ireland PLC		Citigroup Global Markets Limited
Address:	One Molesworth Street	Address:	Citigroup Centre
	Dublin 2		Canada Square
	D02 RF29		Canary Wharf
	Ireland		London E14 5LB
Telephone:	+353 (0) 1 618 2600	Telephone:	+ 44 20 7986 9070
Email:	ecpdesk@barclays.com	Contact:	Short-Term Fixed Income Desk
Contact:	ECP Trading Desk
Citigroup Global Markets Europe AG
Address:	Reuterweg 16
60323 Frankfurt am Main
Germany
Telephone:	+ 49 69 13 66 4900
Contact:	Short-Term Fixed Income Desk
Issue and Paying Agent
Citibank, N.A., London Branch
Address:	Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Telephone:	+353 1 622 2238
Email:	ecpissuance@citi.com
Fax:	+353 1 622 4029
Contact:	ECP Issuance Desk
Maximum Amount:		Denominations:
U.S.$2,000,000,000		EUR 100,000
(provided that the aggregate borrowing under Ecolab Inc.'s U.S.$ Commercial paper programme and the Programme may not exceed U.S.$2,000,000,000)		(or other conventionally accepted Denominations in other currencies, provided that the Euro Equivalent of any Note must be at least EUR 100,000 on the issue date).

Governing Law:	Form of Notes:
Agreements: Notes:	English English

The Notes will be in bearer form. The Notes will initially be in global form ("Global Notes"). A Global Note will be exchangeable into definitive notes ("Definitive Notes") only in the circumstances set out in that Global Note (and as summarised below).

A Global Note will be exchangeable, in whole but not in part, for Definitive Notes after surrender of the Global Note to the Issue and Paying Agent only (i) if the clearing system(s) in which the Global Note is held at the relevant time is closed for a continuous period of 14 days or more (other than by reason of weekends or public holidays, statutory or otherwise) or if any such clearing system announces an intention to, or does in fact, permanently cease to do business, or (ii) if default is made in the payment of any amount payable in respect of the Global Note.

Notes may be issued at a discount or premium to face value or may bear fixed or floating rate interest.
Minimum Term:	Maximum Term:
One day	183 days
Clearing Systems:	Selling Restrictions:

Euroclear Bank SA/NV ("Euroclear"), Clearstream Banking, S.A. ("Clearstream, Luxembourg") or any other clearing system as may be agreed between the relevant Issuer and the Issue and Paying Agent and in which Notes may from time to time be held

U.S.A. United Kingdom Japan Singapore The Netherlands
Agent for Service of Process:
Ecolab Limited
Address:	P.O. Box 11
Winnington Avenue Northwich, Cheshire
United Kingdom CW8 4DX
Telephone:	+44 1 606 744 88
Contact:	Company Secretary

Schedule 4
Increase of Maximum Amount

[Letterhead of Ecolab]

[Date]

To:[List Dealers]

Citibank, N.A., London Branch (as Issue and Paying Agent])

U.S.$2,000,000,000 Euro-commercial paper programme (the "Programme")

We refer to an amended and restated dealer agreement dated 30 October 2023 (the "Dealer Agreement") relating to the Programme. Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with clause 2.5 of the Dealer Agreement, we hereby notify each of the addressees listed above that the Maximum Amount of the Programme is to be increased from U.S.$[ ],000,000 to U.S.$[ ],000,000 with effect from [date], subject to delivery of the following documents:

(a)	an updated or supplemental Information Memorandum reflecting the increase in the Maximum Amount of the Programme;
(b)	certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuers and the Guarantor for such increase in the Maximum Amount;
(c)	certified copies of [specify any governmental or other consents required by the Issuers and the Guarantor] for such increase;
(d)	legal opinions from (i) the Senior SEC Counsel and Assistant Secretary (or an employee of similar standing) of Ecolab Inc. and (ii) Clifford Chance LLP as to the laws of The Netherlands and the United Kingdom relating to such increase; and
(e)	a list of names, titles and specimen signatures of the persons authorised to sign on behalf of the Issuers and the Guarantor all notices and other documents to be delivered in connection with such an increase in the Maximum Amount.

From the date on which such increase in the Maximum Amount becomes effective, all references in the Dealer Agreement to the Maximum Amount or the amount of the Programme shall be construed as references to the increased Maximum Amount as specified herein.

…………………………………………...

for and on behalf of

ECOLAB INC. (in its capacity as Issuer)

…………………………………………...

for and on behalf of

ECOLAB NL 10 B.V.

…………………………………………...

for and on behalf of

ECOLAB NL 11 B.V.

…………………………………………...

for and on behalf of

NALCO OVERSEAS HOLDING B.V.

…………………………………………...

for and on behalf of

ECOLAB INC. (in its capacity as Guarantor)

Schedule 5
Appointment of New Dealer

[Letterhead of Ecolab]

[Date]

To:[Name of new Dealer]

U.S.$[•]00,000,000 Euro-commercial paper programme (the "Programme")

We refer to an amended and restated dealer agreement dated 30 October 2023 (the "Dealer Agreement") relating to the Programme. Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 6.2 of the Dealer Agreement, we hereby appoint you as an additional dealer for the Programme upon the terms of the Dealer Agreement [with [immediate effect/effect from [date]] / but only in respect of [specify relevant Notes] (the "Notes")]*1, a copy of which has been supplied to you by us.

We are enclosing such copies of the conditions precedent as set out in Schedule 1 (Condition Precedent Documents) to the Dealer Agreement as you have requested together with copies of any updates or supplements thereto as have been delivered to the existing Dealers.  [In addition, we enclose letters from [•] entitling you to rely on the original letters referred to therein.]

Please confirm acceptance of your appointment upon such terms by signing and returning to us the enclosed copy of this letter, whereupon you will, in accordance with Clause 6.2 of the Dealer Agreement[, subject as hereinafter provided]*, become a party to the Dealer Agreement vested with all the authority, rights, powers, duties and obligations as if originally named as a Dealer thereunder [except that, following the issue of the Notes, you shall have no further authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes]*.

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of Clause 9 (Law and Jurisdiction) of the Dealer Agreement shall apply to this letter as if set out herein in full.

1 Include options indicated by an asterisk (*) for appointment of dealer for a day.

…………………………………………...

for and on behalf of

ECOLAB INC. (in its capacity as Issuer)

…………………………………………...

for and on behalf of

ECOLAB NL 10 B.V.

…………………………………………...

for and on behalf of

ECOLAB NL 11 B.V.

…………………………………………...

for and on behalf of

NALCO OVERSEAS HOLDING B.V.

…………………………………………...

for and on behalf of

ECOLAB INC. (in its capacity as Guarantor)

[On copy]

We hereby confirm acceptance of our appointment as a Dealer upon the terms of the Dealer Agreement referred to above [but only in respect of the Notes]*.

We confirm that we are in receipt of all the documents which we have requested and have found them to be satisfactory.

For the purposes of Clause 7 (Notices), our contact details are as follows:

[Name of Dealer]

Address:[                       ]

Telephone:	[ ]
Fax:	[ ]
Email:	[ ]
Contact:	[ ]

Dated:…………………………………………...

Signed: …………………………………………...

for [Name of new Dealer]

Cop[y/ies] to:

[(i)all existing Dealers who have been appointed in respect of the Programme generally; and

(ii)]2the Issue and Paying Agent.

[2]	Other Dealers only need to be notified of the appointment of a new Dealer to the Programme generally. Issue and Paying Agent to be notified of all new Dealer appointments.

Schedule 6
Form of Calculation Agency Agreement

THIS AGREEMENT is made on [date]

BETWEEN

(8)	[ECOLAB INC., a corporation organised and existing under the laws of the State of Delaware, having its registered office at 1209 Orange Street, City of Wilmington, Delaware, U.S.A., registered in the State of Delaware under number 0164814 / ECOLAB NL 10 B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands, having its registered office at Oude Rhijnhofweg 17, 2342BB Oegstgeest, The Netherlands and registered in The Netherlands under number 56036094 / ECOLAB NL 11 B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands, having its registered office at Oude Rhijnhofweg 17, 2342BB Oegstgeest, The Netherlands and registered in The Netherlands under number 56150547 / NALCO OVERSEAS HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of The Netherlands, having its registered office at Oude Rhijnhofweg 17, 2342BB Oegstgeest, The Netherlands and registered in The Netherlands under number 28084700] (delete as appropriate)(the "Issuer"); [and]
(9)	[ECOLAB INC., a corporation organised and existing under the laws of the State of Delaware, having its registered office at 1209 Orange Street, City of Wilmington, Delaware, U.S.A., registered in the State of Delaware under number 0164814 (the "Guarantor"); and] (delete where Ecolab Inc. is the Issuer)
(10)	[CALCULATION AGENT], as the calculation agent appointed pursuant to Clause 2 hereof (the "Calculation Agent", which expression shall include any successor thereto).

WHEREAS:

(C)	Under an amended and restated dealer agreement (as amended, supplemented and/or restated from time to time, the "Dealer Agreement") dated 30 October 2023 and made between the Issuers, the Guarantor, the Arranger and the Dealer(s) referred to therein, and an amended and restated note agency agreement (as amended, supplemented and/or restated from time to time, the "Agency Agreement") dated 30 October 2023 and made between the Issuers, the Guarantor and the agents referred to therein, the Issuers established a Euro-commercial paper programme (the "Programme").
(D)	The Dealer Agreement contemplates, among other things, the issue under the Programme of floating rate notes and provides for the appointment of calculation agents in relation thereto. Each such calculation agent's appointment shall be on substantially the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION
1.1	Definitions

Terms not expressly defined herein shall have the meanings given to them in the Dealer Agreement or the Agency Agreement.

1.2	Construction
(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	a provision of a law is a reference to that provision as amended, extended, applied or re-enacted and includes any subordinate legislation;
(ii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;
(iii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or any other entity whether or not having separate legal personality, and references to any person shall include its successors in title, permitted assigns and permitted transferees;
(iv)	assets includes present and future properties, revenues and rights of every description;
(v)	an authorisation includes any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
(vi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or authority; and
(vii)	any other document is a reference to that document as amended, novated, restated, superseded or supplemented.
(b)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.
1.3	Floating rate Notes

"Relevant Notes" means such floating rate Notes in respect of which the Calculation Agent is appointed.

2.	APPOINTMENT OF CALCULATION AGENT

The Issuer appoints the Calculation Agent as its agent for the purpose of calculating the redemption amount and/or, if applicable, the amount of interest in respect of the Relevant Notes upon the terms and subject to the conditions of this Agreement. The Calculation Agent accepts such appointment.

3.	DETERMINATION AND NOTIFICATION
3.1	Determination

The Calculation Agent shall determine the redemption amount of, and/or, if applicable, the amount of interest payable on, each Relevant Note in accordance with the redemption calculation applicable thereto.

3.2	Notification

The Calculation Agent shall as soon as it has made its determination as provided for in Clause 3.1 above (and, in any event, no later than the close of business on the date on which the determination is made) notify the Issuer and the Issue and Paying Agent (if other than the Calculation Agent) of the redemption amount and/or, if applicable, the amount of interest so payable.

4.	STAMP DUTIES

The Issuer will pay all stamp, registration and other similar taxes and duties (including any interest and penalties thereon or in connection therewith) payable in connection with the execution, delivery and performance of this Agreement.

5.	INDEMNITY AND LIABILITY
5.1	Indemnity

The Issuer shall indemnify and hold harmless on demand the Calculation Agent against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur arising out of the exercise of its powers and duties as Calculation Agent under this Agreement, except such as may result from its own negligence or bad faith or that of its officers, employees or agents.

5.2	Liability

The Calculation Agent may consult as to legal matters with lawyers selected by it, who may be employees of, or lawyers to, the Issuer. If such consultation is made, the Calculation Agent shall be protected and shall incur no liability for action taken or not taken by it as Calculation Agent or suffered to be taken with respect to such matters in good faith, without negligence and in accordance with the opinion of such lawyers.

6.	CONDITIONS OF APPOINTMENT

The Calculation Agent and the Issuer agree that its appointment will be subject to the following conditions:

(a)	No obligations: in acting under this Agreement, the Calculation Agent shall act as an independent expert and shall not assume any obligations towards or relationship of agency or trust with the Issuer or the owner or holder of any of the Relevant Notes or any interest therein;
(b)	Notices: unless otherwise specifically provided in this Agreement, any order, certificate, notice, request, direction or other communication from the Issuer made or given under any provision of this Agreement shall be sufficient if signed or purported to be signed by a duly authorised employee of the Issuer;
(c)	Duties: the Calculation Agent shall be obliged to perform only those duties which are set out in this Agreement and in the redemption calculation relating to the Relevant Notes;
(d)	Ownership, interest: the Calculation Agent and its officers and employees, in its individual or any other capacity, may become the owner of, or acquire any interest in, any Relevant Notes with the same rights that the Calculation Agent would have if it were not the Calculation Agent hereunder; and
(e)	Calculations and determinations: all calculations and determinations made pursuant to this Agreement by the Calculation Agent shall (save in the case of manifest error) be binding on the Issuer, the Calculation Agent and (if other than the Calculation Agent) the holder(s) of the Relevant Notes and no liability to such holder(s) shall attach to the Calculation Agent in connection with the exercise by the Calculation Agent of its powers, duties or discretion under or in respect of the Relevant Notes in accordance with the provisions of this Agreement, except such as may result from its own gross negligence or bad faith or that of its officers, employees or agents.
7.	ALTERNATIVE APPOINTMENT

If, for any reason, the Calculation Agent ceases to act as such or fails to comply with its obligations under Clause 3, the Issuer shall appoint [the Issue and Paying Agent] as calculation agent in respect of the Relevant Notes.

8.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.	LAW AND JURISDICTION
9.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.2	Jurisdiction

The Issuer agrees for the benefit of the Calculation Agent that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) or the consequences of its nullity (respectively, "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

9.3	Appropriate forum

The Issuer irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

9.4	Process agent

The Issuer agrees that the process by which any Proceedings in England are begun may be served on it by being delivered to Ecolab Limited at P.O. Box 11, Winnington Avenue, Northwich, Cheshire, United Kingdom CW8 4DX or, if different, its registered office for the time being. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of the Calculation Agent addressed to the Issuer and delivered to the Issuer appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, the Calculation Agent shall be entitled to appoint such a person by written notice addressed to the Issuer and delivered to the Issuer.  Nothing in this paragraph shall affect the right of the Calculation Agent to serve process in any other manner permitted by law.

9.5	Non exclusivity

The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Calculation Agent to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

10.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which when taken together shall constitute a single agreement.

11.	[RECOGNITION OF BAIL-IN POWERS

Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between each BRRD Party and each BRRD Counterparty, each BRRD Counterparty acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)	the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each BRRD Party to each BRRD Counterparty under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:
(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;
(ii)	the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on the BRRD Counterparty of such shares, securities or obligations;
(iii)	the cancellation of the BRRD Liability;
(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and
(b)	the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

In this Clause 11:

"Bail-in Legislation" means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

"Bail-in Powers" means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

"BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"BRRD Counterparty" means the Issuer.

"BRRD Liability" means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

"BRRD Party" means the Calculation Agent.

"EU Bail-in Legislation Schedule" means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time under EU Bail-in Legislation Schedule.

"Relevant Resolution Authority" means the resolution authority with the ability to exercise any Bail-in Powers in relation to the BRRD Party.]

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNATURE PAGE

The Issuers

ECOLAB INC.

By:	/s/ Catherine Loh

ECOLAB NL 10 B.V.

By:	/s/ Catherine Loh

ECOLAB NL 11 B.V.

By:	/s/ Catherine Loh

NALCO OVERSEAS HOLDING B.V.

By:	/s/ Catherine Loh

The Guarantor

ECOLAB INC.

By:	/s/ Catherine Loh

The Arranger

BARCLAYS BANK PLC

By:	/s/ Mirrette Grant
Mirette Grant
Authorised Signatory

The Dealers

BARCLAYS BANK IRELAND PLC

By:	/s/ Mirrette Grant
Mirette Grant
Authorised Signatory

BARCLAYS BANK PLC

By:	/s/ Mirrette Grant
Mirette Grant
Authorised Signatory

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ William Robertson
William Robertson
Delegated signatory

CITIGROUP GLOBAL MARKETS EUROPE AG

By:	/s/ William Robertson	By:	/s/ Tim Pätzold
	William Robertson		Tim Pätzold
	Delegated signatory		Delegated Signatory